EXHIBIT 5

OPINION OF JOEL BERNSTEIN

Law Offices

JOEL BERNSTEIN, ESQ.

2666 Tigertail Avenue

Suite 104

Miami, FL 33133

Tel: 305-858-7300

Fax: 786-513-8522

September 18, 2003

American Access Technologies, Inc.

6670 Spring Lake Road

Keystone Heights, FL 32656

Gentlemen:

I have acted as special counsel to American Access Technologies, Inc., a Florida corporation (the "Corporation"), in connection with the offering of 1,645,000 shares of Common Stock to be issued pursuant to exercise of options and warrants issued pursuant to employees and directors stock option plans, consulting agreements, agreements with advisory board members and employment agreements. The offering of the shares is to be made pursuant to Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the shares.

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. Upon exercise of the respective options and warrants in accordance with their respective terms, the Common Stock to be issued by the Corporation will be validly issued and fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

Yours very truly,

/s/ JOEL BERNSTEIN
Joel Bernstein